Exhibit 99.1

Verastem Oncology Outlines Key 2023 Strategic Priorities and Upcoming Catalysts for Advancing Avutometinib as a Backbone of Therapy for RAS Pathway-Driven Cancers

Avutometinib + Defactinib Combination Advancing in Recurrent Low-Grade Serous Ovarian Cancer (LGSOC) Based on Positive Data from Planned Interim Analysis of Part A of RAMP 201 Trial

Initiation of Confirmatory Study for LGSOC Program Planned in 2023; Timing of Filing for Accelerated Approval Based on RAMP 201 Data Maturity

Initial Data Read-Outs Planned in Other RAS Pathway-Driven Cancers of High Unmet Need

Strengthened Balance Sheet to Deliver on Development Milestones

BOSTON – February 2, 2023 – Verastem Oncology (Nasdaq:VSTM), a biopharmaceutical company committed to advancing new medicines for patients battling cancer, today outlined key strategic priorities and upcoming catalysts to support its lead compound RAF/MEK clamp avutometinib in RAS pathway-driven cancers.

“Building on the Breakthrough Therapy designation for the combination of avutometinib with defactinib in recurrent LGSOC and the positive results from the interim analysis of Part A of the RAMP 201 trial, we are working rapidly to bring forward the first U.S. Food and Drug Administration (FDA)-approved therapy for these patients who deserve better options,” said Brian Stuglik, CEO of Verastem Oncology. “Further, we plan to efficiently advance our development program and provide early data read-outs with avutometinib combinations across other RAS pathway-driven cancers with high unmet need, including combinations in KRAS G12C mutant NSCLC and frontline metastatic pancreatic cancer. With the recently announced financing, we have strengthened our balance sheet and cash runway to deliver on these key initiatives.”

2022 and Recent Accomplishments

●	Completed target enrollment in the RAMP 201 trial evaluating avutometinib + defactinib in recurrent LGSOC and reported positive interim data from Part A that included blinded independently confirmed response rates in both KRAS Mutant and KRAS wild-type tumors with a favorable safety and tolerability profile.
●	The combination of avutometinib and defactinib was selected as the go-forward treatment regimen for the recurrent LGSOC program.
●	In the KRAS G12C Mutant NSCLC program, the RAMP 203 trial, evaluating the combination of avutometinib with Amgen’s LUMAKRASTM (sotorasib), advanced to final dose level of 4 mg avutometinib with 960 mg of LUMAKRASTM and enrollment was initiated in the RAMP 204 trial of avutometinib with Mirati’s KRAZATI™ (adagrasib).
●	Initiated the RAMP 205 trial evaluating avutometinib and defactinib with standard of care chemotherapy in frontline metastatic pancreatic cancer.
●	Secured up to $150 Million in non-dilutive financing from Oxford Finance LLC and entered into a definitive agreement to sell up to approximately 2.1 million shares of its Series B Convertible Preferred Stock to affiliates of BVF Partners L.P. in a private placement to raise aggregate gross proceeds of up to approximately $60 million in two tranches. On January 27, 2023 Verastem Oncology closed on the initial tranche of 1.2 million shares of its Series B Convertible Preferred Stock (the “Preferred Stock”) with gross proceeds of $30 million.

2023 Strategic Priorities

●	Initiate confirmatory study of avutometinib + defactinib in recurrent LGSOC upon agreement with the FDA on study design in support of filing for accelerated approval.
●	Advance KRAS G12C mutant NSCLC program with initial read-outs of the RAMP 203 and RAMP 204 trials evaluating avutometinib in combination with LUMAKRASTM (sotorasib) or KRAZATITM (adagrasib).
●	Determine recommended Phase 2 dose and complete enrollment of the initial Phase 2 expansion cohort of the RAMP 205 trial evaluating avutometinib and defactinib plus standard of care chemotherapy in frontline metastatic pancreatic cancer.
●	Progress signal-finding, investigator-initiated trial program of combinations with avutometinib in additional RAS pathway-driven cancers with high unmet need.

Anticipated 2023 Milestones and Catalysts

Q1-2023

●	Determine recommended Phase 2 dose for RAMP 203 trial (KRAS G12C NSCLC avutometinib + LUMAKRASTM (sotorasib)) combination trial.
●	Launch education campaign in LGSOC to differentiate LGSOC from high-grade ovarian cancer, highlight signs and symptoms and younger age at diagnosis.

Q2-2023

●	Present updated results of Part A of RAMP 201 trial (LGSOC avutometinib + defactinib) at a scientific medical conference.
●	Finalize confirmatory trial study design for recurrent LGSOC program.
●	Present updated results of investigator-sponsored trial of avutometinib and everolimus in KRAS-mutant NSCLC.

2H-2023

●	Initiate confirmatory study of avutometinib and defactinib in recurrent LGSOC.
●	Report initial read-out of safety and preliminary efficacy of the RAMP 203 trial (KRAS G12C NSCLC avutometinib + LUMAKRASTM (sotorasib)) combination trial.
●	Provide initial safety read-out and recommended dose of RAMP 204 (KRAS G12C NSCLC avutometinib + KRAZATITM (adagrasib)) combination trial.
●	Determine recommended Phase 2 dose and complete enrollment of the initial Phase 2 expansion cohort of RAMP 205 (frontline metastatic pancreatic cancer avutometinib and defactinib plus standard of care).

Financial Update

As of December 31, 2022, Verastem Oncology had preliminary unaudited cash and short-term investments of $87.9 million.

On January 24, 2023, Verastem Oncology announced that it had entered into a definitive agreement to sell up to approximately 2.1 million shares of Preferred Stock to affiliates of BVF Partners L.P. in a private placement to raise aggregate gross proceeds of up to approximately $60 million in two tranches, before deducting fees to the placement agent and other estimated offering expenses payable by Verastem Oncology. Verastem Oncology closed on the initial tranche of 1.2 million shares of Preferred Stock for a purchase price of $30 million on January 27, 2023.

Upon closing of the initial tranche of the private placement, Verastem Oncology achieved the Term B Milestone under the Oxford Loan and Security Agreement which will allow Verastem Oncology to draw an additional $15M in term loans (“Term B Loan”).

About Avutometinib (VS-6766)

Avutometinib is a RAF/MEK clamp that induces inactive complexes of MEK with ARAF, BRAF and CRAF potentially creating a more complete and durable anti-tumor response through maximal RAS pathway inhibition. Avutometinib is currently in late-stage development.

In contrast to other MEK inhibitors, avutometinib blocks both MEK kinase activity and the ability of RAF to phosphorylate MEK. This unique mechanism allows avutometinib to block MEK signaling without the compensatory activation of MEK that appears to limit the efficacy of other inhibitors. The U.S. Food and Drug Administration granted Breakthrough Therapy designation for the combination of Verastem Oncology’s investigational RAF/MEK clamp avutometinib, with defactinib, its FAK inhibitor, for the treatment of all patients with recurrent low-grade serous ovarian cancer (LGSOC) regardless of KRAS status after one or more prior lines of therapy, including platinum-based chemotherapy.

Verastem Oncology is currently conducting clinical trials with its RAF/MEK clamp avutometinib in RAS-driven tumors as part of its (Raf And Mek Program). RAMP 201 is a registration-directed trial of avutometinib in combination with defactinib in patients with recurrent LGSOC. Verastem Oncology has established clinical collaborations with Amgen and Mirati to evaluate LUMAKRAS™ (sotorasib) and KRAZATI™ (adagrasib) in combination with avutometinib in KRAS G12C mutant NSCLC as part of the RAMP 203 and RAMP 204 trials, respectively. As part of the “Therapeutic Accelerator Award” Verastem Oncology received from PanCAN, Verastem Oncology is conducting RAMP 205, a Phase 1b/2 clinical trial evaluating avutometinib and defactinib with gemcitabine/nab-paclitaxel in patients with front-line metastatic pancreatic cancer.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a development-stage biopharmaceutical company committed to the development and commercialization of new medicines to improve the lives of patients diagnosed with cancer. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including RAF/MEK inhibition and focal adhesion kinase (FAK) inhibition. For more information, please visit www.verastem.com.

Forward-Looking Statements Notice

This press release includes forward-looking statements about Verastem Oncology’s strategy, future plans and prospects, including statements related to its financial condition, the potential clinical value of various of its clinical trials, the timing of commencing and completing trials, including topline data reports, interactions with regulators and potential for additional development programs involving Verastem Oncology’s lead compound. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," “can,” “promising” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement.

Applicable risks and uncertainties include the risks and uncertainties, among other things, regarding: the success in the development and potential commercialization of our product candidates, including avutometinib in combination with other compounds, including defactinib, LUMAKRASTM and others; the occurrence of adverse safety events and/or unexpected concerns that may arise from additional data or analysis or result in unmanageable safety profiles as compared to their levels of efficacy; our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the scope, timing, and outcome of any legal proceedings; decisions by regulatory authorities regarding trial design, labeling and other matters that could affect the timing, availability or commercial potential of our product candidates; whether preclinical testing of our product candidates and preliminary or interim data from clinical trials will be predictive of the results or success of ongoing or later clinical trials; that the timing, scope and rate of reimbursement for our product candidates is uncertain; that third-party payors (including government agencies) may not reimburse; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; that our product candidates will experience manufacturing or supply interruptions or failures; that we will be unable to successfully initiate or complete the clinical development and eventual commercialization of our product candidates; that the development and commercialization of our product candidates will take longer or cost more than planned, including as a result of conducting additional studies; that we or Chugai Pharmaceutical Co., Ltd. will fail to fully perform under the avutometinib license agreement; that we or our other collaboration partners may fail to perform under our collaboration agreements; that we may not have sufficient cash to fund our contemplated operations; that we may be unable to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that Secura Bio, Inc. will achieve the milestones that result in payments to us under our asset purchase agreement with Secura Bio, Inc.; that we will be unable to execute on our partnering strategies for avutometinib in combination with other compounds; that we will not pursue or submit regulatory filings for our product candidates; that our product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients, and that our final audited cash and short-term investments for the year ended December 31, 2022 may differ materially from the preliminary and unaudited amount reported herein.

Other risks and uncertainties include those identified under the heading “Risk Factors” in Verastem Oncology’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission (SEC) on March 28, 2022 and in Verastem Oncology’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022, as filed with the SEC on August 8, 2022 and November 3, 2022, respectively, and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Verastem Oncology’s views as of the date hereof, and Verastem Oncology does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investors:

Dan Calkins

+1 781-469-1694

Investor Relations

dcalkins@verastem.com

Nate LiaBraaten
+1 212-600-1902
nate@argotpartners.com

Media:
Lisa Buffington
Corporate Communications
+1 781-292-4205
lbuffington@verastem.com